Exhibit 15
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Board of Directors
   Xechem International, Inc.

     We have reviewed the accompanying consolidated balance sheet of Xechem International, Inc. and its subsidiaries as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the three month period then ended. These consolidated financial statements are the responsibility of the Company's management

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly we do not express such an opinion

     Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming Xechem International, Inc. and its subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements appearing in Form 10-KSB for the year ended December 31,1999, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  /s/  Wiss & Company
                                                  --------------------------
                                                  Wiss & Company, LLP

Livingston, New Jersey
May 19, 2000

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